EXHIBIT 10.23

March 6, 2007

Mr. Ronald I. Heller

Principal, Chief Investment Officer

Heller Capital Partners

700 E. Palisade Avenue

Englewood Cliffs, NJ 07632

Attention: Mr. Ron Heller

Dear Ron:

This letter agreement extends the payment due date of the $1,000,000 convertible note (the “Note”) presently due March 6, 2007 until March 6, 2008 in exchange for the consideration described below:

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The conversion price of the Note shall be reduced from $1.00 to $.48 per share, subject to further adjustment as described below;

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The five-year warrants (with four years remaining in the term as of March 6, 2007) presently exercisable at  $1.25 per share to purchase 1,000,000 shares of Ecosphere Technologies, Inc. (the “Company”) common stock shall be adjusted so that the exercise price of the warrant is $.48 per share, subject to further adjustment as described below;

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The Company shall issue you 2,000,000 new five-year warrants exercisable at $.48 per share;

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In the event the Company raises in excess of  $5,000,000 from the sale of any securities, in a conventional commercial loan transaction, or from the sale or license of any of its technologies or assets, the  net proceeds for any amounts raised in excess of $5,000,000  shall be paid to you in an amount equal to and in pre-payment of, in whole or in part,  the outstanding principal balance of the Note and any outstanding interest;

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In the event the Company sells any securities including options, warrants or convertible securities at a price of or  with an exercise or conversion price of less than $.48 per share, the conversion price of the Note and the exercise price of all the warrants shall be reduced to the sale price or the exercise or conversion price of the securities sold; and

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The Company shall by March 6, 2007 pay you $75,000 consisting of $50,000 interest due March 6, 2007 and $25,000 interest due for the period March 7, 2007 through September 6, 2007. On September 6, 2007, the company shall prepay the interest for the next six months.  In the event that the Note is converted prior to September 6, 2007or March 6, 2008 as the case may be, the excess interest shall be refunded to the Company in connection with the conversion.

If the foregoing is acceptable to you, please execute this letter agreement and return it to us by email or facsimile. Upon receipt of the original Note and warrants, we will promptly issue new ones which conform to the above terms.

Very truly yours,

/s/ DENNIS E. MCGUIRE
Dennis E. McGuire
President and Chief Executive Officer

We hereby agree to the foregoing

Heller Capital Partners

/s/ Ronald I. Heller                                         March 5, 2007

Ron Heller, Principal                                         Date

Chief Investment Officer